LIQUIDATION PLAN
          Regarding the insolvency and liquidation of The Statesman National Life Insurance Company

                       TABLE OF CONTENTS

                                                                    Page

1    RECITALS                                                          1

2    DEFINITIONS                                                       6

3    STATESMAN LIQUIDATION AND RECEIVERSHIP PROCEEDINGS                6
     3.1  Consent and Participation of the Parties                     6
     3.2  Receivership Proceedings and Permanent Injunction            7
     3.3  Coinsurance Agreement for Medicare Supplement Pre-Standard
          Policies                                                     7
     3.4  Identification of Participating Guaranty Associations        8
     3.5  Affected Associations - Claims and Premiums                  9
     3.6  Early Access Application.                                   11
     3.7  Processing the Claims Backlog                               12
     3.8  Southern Financial Reinsurance Agreement                    12
     3.9  Major Medical Policies Assumed by Participating Guaranty
          Associations                                                13
     3.10 Uncovered Claims.                                           13

4    TRANSFER AND ASSUMPTION OF STATESMAN POLICY LIABILITIES          14
     4.1  Statesman Policy Liabilities Assumed and Reinsured          14
          4.1.1  Medicare Supplement Attained Age                     14
          4.1.4  Medicare Supplement Issue Age                        15
     4.2  Funding for the Policy Liabilities                          15
          4.2.1  Formula and Calculations                             15
          4.2.2  Participating Guaranty Association Funding           15
          4.2.3  Enhancement from Assuming Insurer                    17
     4.3  Insolvency of Assuming Insurer                              18
          4.3.1  Texas Imperial                                       18
          4.3.2  American Capitol                                     18
     4.4  Receiver Cooperation in Assumption of Assumed Policies.     18
     4.5  Assuming Insurer Licensing                                  20
     4.6  Policy Form Approval and the Writing of New Business        21
     4.7  Closing of Liquidation Plan and Assumption Agreements       21
     4.8  Assuming Insurer Third Party Claims                         22
     4.9  Notice of Change of Control                                 23

5    LIABILITIES AND INDEMNITIES                                      23
     5.1  Claims Processing After the Closing Date                    23
     5.2  Notice                                                      23
     5.3  Assuming Insurers Action After the Closing Date             24
     5.4  Form A Recission                                            24
     5.5  Administration of Assumed Policies                          25
     5.6  Extra-Contractual Damages                                   25
     5.7  Covered Obligations                                         25
     5.8  Party Conduct                                               26
     5.9  NOLHGA                                                      26
     5.10 Claims Preserved                                            26

6    REPRESENTATIONS                                                  27
     6.1  Participating Guaranty Association Representations          27
     6.2  NOLHGA's Representations                                    28
     6.3  Assuming Insurers' Representations                          28
          6.3.1  Corporate Existence                                  28
          6.3.2  Authority                                            29
          6.3.3  Solvency                                             29
          6.3.4  Fees                                                 29
     6.4  Receiver's and Commissioner's Representations and Duties    29

7    RESERVES                                                         30

8    JURISDICTION AND ACCOUNTING PROCEDURE                            30

9    NOTICE                                                           32

10   GENERAL PROVISIONS                                               33
     10.1 Claims Operations                                           33
     10.2 Assuming Insurer Shareholder Distributions                  33
     10.3 Software Transfer to American Capitol                       34
     10.4 Use of Statesman Facilities Post-Closing.                   34
     10.5 Continuation Statesman Bank Accounts.                       35
     10.6 Settlement of Intercompany Transactions                     36
     10.7 No Third Party Beneficiaries                                36
     10.8 Entire Agreement                                            37
     10.9 Amendment                                                   37
     10.10 Counterparts                                               37
     10.11 Exhibits                                                   37
     10.12 Recitals                                                   37
     10.13 Cooperation                                                37
     10.14 Statutory Obligations                                      38
     10.15 Severability.                                              38
     10.16 Express Terms                                              38
     10.17 Continued Support                                          39
     10.18 Confidentiality                                            39
     10.19 Assignability                                              39
     10.20 Compromise Agreement                                       40
     10.21 No Construction Against Any Party                          40

                           LIQUIDATION PLAN
                Regarding the insolvency and liquidation of
               The Statesman National Life Insurance Company

       This Liquidation Plan regarding the insolvency and liquidation of The Statesman National Life Insurance Company ("Statesman") is entered into this 10th day of June, 1999 by and among Jose Montemayor, Commissioner of Insurance, Texas Department of Insurance ("TDI") in his capacity as Commissioner and as Receiver of Statesman ("Commissioner" and/or "Receiver" as appropriate), the National Organization of Life and Health Insurance Guaranty Associations ("NOLHGA"), and the life and health insurance guaranty associations affected by the insolvency and liquidation of Statesman that elect to participate in this Liquidation Plan ("Participating Guaranty Associations"), Texas Imperial Life Insurance Company ("Texas Imperial"), American Capitol Insurance Company ("American Capitol") and Statesman.

1    RECITALS
1.1     Statesman, which holds a certificate of authority under the provisions of Chapter 3 of the Texas Insurance Code (hereinafter referred to as the TEX. INS. CODE ANN."), is an "insurance company" as that term is defined in TEX. INS. CODE ANN. Art.
        21.28-A, Sec. 2(a), and is an "insurer" as that term is defined in TEX. INS. CODE ANN. Art. 21.28, Sec. 1(a).
1.2 Statesman is domiciled in Texas and was incorporated on or about December 31, 1954. At the time of this Liquidation Plan, Statesman is a wholly-owned subsidiary of Texas Imperial, which is a wholly-owned subsidiary of American Capitol.
1.3     American Capitol entered into a Coinsurance Agreement with
        Statesman dated November 17, 1998, in which American Capitol coinsured Statesman's "pre-standard" Medicare supplement insurance policies in force as of October 31, 1998. Pursuant to the Coinsurance Agreement, American Capitol paid Statesman $1,000,000 consideration.
1.4     Texas Imperial acquired all the stock of Statesman effective
        December 16, 1998, pursuant to a Stock Purchase Agreement dated October 19, 1998, as amended on November 20, 1998 and subject to a Form A approval order issued by the Texas Department of
        Insurance dated December 16, 1998.  In conjunction with that closing, Statesman issued a surplus debenture to Texas Imperial in the original principal amount of $800,000.  Prior to that stock purchase, the majority of the ownership of Statesman (50.2 percent) was held by James L. Guest with the remaining 49.8 percent held by: Thomas M. Guest; Gina Guest Vosko; and Ronald E. Eshelman, Trustee of the Nancy Mahon Guest Life Insurance Trust.
1.5     In January, 1999, following Texas Imperial's
        acquisition of Statesman on December 16, 1998, Texas Imperial and American Capitol met with TDI personnel and provided the following information: (a) a miscommunication between Statesman employees and Statesman's consulting actuary in the third quarter of 1998 caused material errors regarding Statesman's claims payment history which resulted in an understatement of
        Statesman's third quarter reserves and insufficient premium rate increases that became effective in 1999; (b) Statesman's third quarter financial condition was significantly worse than
        previously reported, and the fourth quarter transactions
        associated with the acquisition of Texas Imperial were inadequate to resolve the related financial consequences; (c) the mistake regarding Statesman's claims payment history was such that it eluded the pre-acquisition investigation performed by Texas
        Imperial; (d) the officers and directors of Texas Imperial and American Capitol, who became officers and directors of Statesman upon closing of the acquisition on December 16, 1998, had no role in Statesman prior to the acquisition and thus had no
        responsibility for the mistake and the financial consequences thereof; and (e) Texas Imperial, American Capitol, and Statesman agreed that, if they had been aware of the mistake, they would not have entered into the stock purchase agreement and related transactions and thus they requested the Commissioner to approve the rescission of the acquisition and related transactions.  The
        TDI and the Commissioner are not aware of the existence of any evidence or documentation that is inconsistent with the above information. However, because there has not been a requirement that the TDI and the Commissioner verify the above information, the TDI and the Commissioner are not in a position to, and do not hereby confirm or deny the accuracy of the above information.
        Texas Imperial and American Capitol have cooperated with, and rendered assistance to, the TDI and NOLHGA in the development of this Liquidation Plan.
1.6     On February 8, 1999, Statesman was placed under a
        Confidential Order Creating State of Supervision, and Appointment
        of Supervisor, Order No. 99-0219 (the "Supervision Order"). The Supervision Order was based on, among other things, information indicating that: (1) Statesman experienced a net loss of income of approximately $3,100,000 during 1998; and (2) Statesman had a capital and surplus deficit of approximately $600,000 as of
        December 31, 1998.
1.7    In a letter dated February 3, 1999, Texas Imperial,
        American Capitol and Statesman requested that the Commissioner approve a rescission of the acquisition and related transactions which was declined by the Commissioner in a letter dated March 4, 1999. On March 24, 1999, Texas Imperial and American Capitol
        filed a petition with the Commissioner requesting a hearing on their Petition for Rescission.  On April 14, 1999, the
        Commissioner denied that Petition.  As part of this Liquidation
        Plan, Texas Imperial and American Capitol withdraw their petition and request for rescission and any related requests for a hearing or appeals or further remedies in that regard.
1.8     On September 30, 1998, Southern Financial Life Insurance
        Company ("Southern Financial") entered into a coinsurance
        agreement with Statesman coinsuring Statesman's Individual Life Policies (final expense policies with small face amounts). On approximately April 19, 1999, Southern Financial filed an assumption agreement and assumption certificates with TDI for review and approval to assume Statesman's individual life
        policies.  That assumption agreement and assumption certificates have been approved by TDI before execution of this Liquidation Plan.
1.9     Regarding the Coinsurance Agreement with Statesman
        coinsuring the Medicare Supplement Pre-Standard policies,
        identified in Section 1.3 above, American Capitol has submitted an assumption agreement and assumption certificates with TDI for review and approval to assume the Medicare Supplement Pre-
        Standard policies. The assumption agreement and assumption certificates have been approved by TDI before execution of this Liquidation Plan.
1.10    On June 10, 1999, the Court entered an agreed Permanent
        Injunction in the Receivership Proceedings which appointed the Commissioner as Receiver for Statesman.
1.11    Statesman Policyholder Obligations.
1.11.1  As of December 16, 1998, Statesman had in force the
        following blocks of insurance business with the indicated annual premiums:
               1.   Medicare supplement policies ($15.6 million)
                    consisting of:
                    a.  Medicare Supplement Pre-Standard ($2.1 million);
                    b.  Medicare Supplement Issue Age ($7.9 million);
                    c.  Medicare Supplement Attained Age ($5.6 million);
               2.   Hospital Indemnity policies consisting of approximately
                    962 hospital confinement coverage policies with an
                    annualized premium of $84,080 as of March 31, 1999;
               3. Companion Life policies consisting of approximately 1,300 policies in force as of March 31, 1999 with an approximate face amount total of $7,924,503 and annualized premiums of $440,447, most of which appear to have been sold as companions to the Medicare Supplement Attained Age policies; and
               4. Major Medical policies consisting of approximately 100 in-hospital and comprehensive coverage policies outside of Louisiana and 33 such policies in Louisiana with approximately $260,000 annualized premium outside of Louisiana and $135,000 annualized premium in Louisiana.
1.11.2  A backlog of claims for benefits from Statesman
        (currently estimated at 39,000 pieces of unprocessed mail) has developed with respect to processing the claims. Each Party has indicated its belief that implementation of this Liquidation Plan is the best means to provide continuing insurance coverage for the policyholders of Statesman and otherwise satisfy Statesman's creditors.
1.12     This Liquidation Plan supersedes and replaces the Term Sheet for a Liquidation Plan Re: Statesman National Life Insurance
        Company executed by the Parties on April 20, 1999.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and agreements set forth in this Liquidation Plan, the Parties agree as follows:

2    DEFINITIONS
2.1 Unless otherwise specifically provided or the context so requires, the capitalized terms set forth in this Liquidation Plan shall have the same meaning as set forth in Exhibit 2.1 and such definitions are incorporated by reference as if fully set forth herein. The American Capitol Assumption Agreement, the Texas Imperial Assumption Agreement, the Pre-Standard Assumption Agreement and the Settlement Agreement, which are components of this Liquidation Plan, also utilize the same defined terms as set forth in Exhibit 2.1.

3    STATESMAN LIQUIDATION AND RECEIVERSHIP PROCEEDINGS
3.1     Consent and Participation of the Parties.
3.1.1   After all Parties have executed this Liquidation Plan,
        the Assumption Agreements, and the Settlement Agreement, the
        Receiver shall file an agreed application for approval of the Liquidation Plan, the Assumption Agreements and the Settlement Agreement with the Court seeking approval of such agreements.
        NOLHGA will enter its appearance and join in that Motion seeking the Court's approval of such agreements. By execution of this Liquidation Plan, Texas Imperial, American Capitol and Statesman
        join in, stipulate and agree to the terms and provisions of this Liquidation Plan and consent to the Permanent Injunction placing Statesman under the control of the Receiver and declaring
        Statesman insolvent. To the extent requested by the Receiver or NOLHGA, Texas Imperial and American Capitol each agrees to enter its appearance and seek approval from the Court for this
        Liquidation Plan.
3.1.2   American Capitol, Texas Imperial and Statesman, each on
        its own behalf and on behalf of its respective agents,
        affiliates, subsidiaries, successors and assigns, hereby agree to waive any and all actions or claims that now exist or may arise against the TDI, the Commissioner or the Receiver and their duly appointed designees as a result of the Commissioner's denial of any and all requests and petition to rescind the Form A and related transactions filed by American Capitol and Texas Imperial.
3.2     Receivership Proceedings and Permanent Injunction.  A
        petition has been filed seeking an order placing Statesman into Receivership Proceedings, seeking a declaration that Statesman is insolvent and placing Statesman under a Permanent Injunction. Statesman, Texas Imperial, the sole stockholder of Statesman, and American Capitol, the sole stockholder of Texas Imperial, stipulate and agree to initiation of the Receivership Proceedings and entry of the Permanent Injunction.
3.2     Coinsurance Agreement for Medicare Supplement Pre-
        Standard Policies.  Before execution of the Liquidation Plan and to be effective before entry of the Permanent Injunction, in accordance with the terms and provisions of the Coinsurance
        Agreement (a copy of which is attached as Exhibit 3.3-A),
        American Capitol converted the Coinsurance Agreement into an assumption reinsurance agreement which is attached as Exhibit 3.3-
        B and which has been approved by the TDI and consented to by
        NOLHGA with the effect of causing American Capitol to assume and reinsure the Medicare Supplement Pre-Standard policies. American Capitol has submitted certificates of assumption to TDI for approval and has received such approval prior to the execution of this Liquidation Plan in the form attached as Exhibit 3.3-C. No Participating Guaranty Association payment or distribution of Statesman assets with respect to the policyholders affected by the Coinsurance Agreement shall be made.
3.3     Identification of Participating Guaranty Associations.
        Attached as Exhibit 3.4-A is a list of Affected Associations.
        Within ten (10) days after the execution of this Liquidation Plan by all Parties, NOLHGA shall advise the Parties of the identity of the Participating Guaranty Associations by submitting Exhibit 3.4-B. Each Participating Guaranty Association will satisfy its obligation to provide continuing coverage to Statesman policyholders by participating in this Liquidation Plan and the Assumption Agreements. If Affected Associations "opt-out" of
        this Liquidation Plan so that ten percent (10%) or more of the
        Covered Obligations associated with the Medicare Supplement
        Attained Age policies, the Medicare Supplement Issue Age
        policies, the Hospital Indemnity policies or the Companion Life policies (with such ten percent (10%) calculated on an independent, policy block specific basis) are not transferred to American Capitol (or ten (10%) or more of the Medicare Supplement Issue Age Policies with respect to Texas Imperial), then the parties agree to renegotiate the Enhancement attributable to that specific policy block.
3.5     Affected Associations - Claims and Premiums.
3.5.1   Upon entry of the Permanent Injunction, title to
        Statesman's assets vested in the Receiver pursuant to TEX. INS.
        CODE ANN. Art. 21.28, Sec. 2(b).  Based on all the available evidence as of the execution of this Liquidation Plan, the parties anticipate that the Statesman Estate will have sufficient assets to pay Class 1 Claims in full, to make only a partial distribution to Class 2 claims and to make no distribution to any other class of creditors under the Priority Statute.
        Accordingly, this Liquidation Plan will have no impact on
        creditors in classes other than Class 1 and Class 2.
3.5.2   Premiums and other policyholder payments related to the
        American Capitol Assumed Policies which will be assumed by
        American Capitol pursuant to the American Capitol Assumption
        Agreement for time periods after the date of entry of the
        Permanent Injunction will belong to and be the property of
        American Capitol.  Premiums and other policyholder payments related to the Medicare Supplement Issue Age policies which will be assumed by Texas Imperial pursuant to the Texas Imperial
        Assumption Agreement for time periods after the date of entry of the Permanent Injunction will belong to and be the property of
        Texas Imperial.  Premiums and other policyholder payments related to the Major Medical policies for time periods after the date of entry of the Permanent Injunction will belong to and be the property of the Affected Associations.
3.5.3   All of each Affected Association's approved
        costs and expenses of administration relating to Statesman as well as approved expenses in handling claims and all of NOLHGA's approved costs and expenses relating to the negotiation and implementation of the Liquidation Plan shall constitute Class 1 priority level claims against the Statesman Estate pursuant to the Priority Statute. All cash and Association Notes of the Participating Guaranty Associations shall be treated as Class 2 priority claims against the Statesman Estate pursuant to the
        Priority Statute. Approval of claims of Participating Guaranty Associations and NOLHGA by the Receiver shall not be unreasonably withheld. Payments by Affected Associations who do not become Participating Guaranty Associations for the costs and expenses of administration and approved expenses in handling claims relating to Statesman will be handled in accordance with the claims process set forth in TEX. INS. CODE ANN. Art. 21.28.  If the
        Receiver determines that such claims should be paid prior to the final calculation of the Enhancement, the Affected Associations who are not Participating Guaranty Associations shall receive a pro rata distribution on such claims based upon an estimate of the final payment for Class 1 and Class 2 creditor claims.
3.5.4   If the amount of funds recovered by each Participating
        Guaranty Association from the Enhancement exceeds the amount of that Participating Guaranty Association's Class 1 and Class 2
        claims, combined, the balance of that Participating Guaranty Association's share of the Enhancement shall be transmitted to the Receiver who will distribute such transmitted funds pursuant to the Priority Statute.  In the event of an excess Enhancement as discussed herein and if the Statesman Estate is closed at the time the Enhancement is made, the Commissioner shall apply to reopen the Statesman Estate to facilitate distribution of such transmitted funds.
3.5.5   Claims of Statesman agents for commissions,
        along with claims of all other creditors, will be handled in accordance with the claims process set forth in TEX. INS. CODE
        ANN. Art. 21.28.
3.6     Early Access Application.
3.6.1   Within one hundred twenty (120) days of the
        commencement of the Receivership Proceedings against Statesman, the Receiver will file with the Court an application for approval of the Early Access Distributions contemplated in this
        Liquidation Plan pursuant to the TEX. INS. CODE ANN., Art. 21.28,
        Sec. 7A.
3.6.2   Subject to approval by the Court and pursuant to TEX.
        INS. CODE ANN. Art. 21.28 Sec. 7A, the Receiver will make Early
        Access Distributions to each Participating Guaranty Association specified in the respective Assumption Agreement based on a pro rata allocation set forth in Exhibit 3.6 periodically as directed by the Court.  Affected Associations which do not become
        Participating Guaranty Associations will receive Early Access Distributions on a pro rata basis in accordance with the Priority Statute. The Receiver will use his best efforts to liquidate and distribute Statesman's assets as soon as reasonably possible and, in any event, on or before the Plan Termination Date.
3.6.3   To the extent any Participating Guaranty Association is
        the beneficiary of a special deposit or other deposit provided for by statute or regulation, the Participating Guaranty
        Association will be deemed to have received such deposit as an
        Early Access Distribution, unless the Participating Guaranty Association has demonstrated that it has not received the benefit of such funds.  For any Participating Guaranty Association which is the beneficiary of such a deposit, no other Early Access Distribution shall be made until:
3.6.3.1    At the request of the Receiver, the
           Participating Guaranty Association identifies in writing the amount of the deposit and any distributions which have been made to, or for the benefit of, the Participating Guaranty
           Association; and
3.6.3.2    Each Participating Guaranty Association which is not a
           beneficiary of a deposit has received distributions of
           Statesman's general assets in the same pro rata amount as the Participating Guaranty Association which is the beneficiary of such deposit.
3.7 Processing the Claims Backlog. The Participating Guaranty Associations, through NOLHGA, will pay for Peterson World-wide
        LLP to assist in processing the existing backlog of Statesman claims, currently estimated at 39,000 pieces of unprocessed mail, up to a maximum cost of one hundred thousand dollars ($100,000).
        Any such payments by the Participating Guaranty Associations and NOLHGA to Peterson World-wide LLP shall constitute a Class 1 claim against the Statesman Estate.  Any involvement and expenses of Peterson World-wide LLP in excess of the involvement
        associated with the above $100,000 maximum shall be at the option of American Capitol and payment for such involvement shall be the sole responsibility of American Capitol.
3.8     Southern Financial Reinsurance Agreement.  Southern
        Financial and Statesman entered into the Southern Financial Reinsurance Agreement dated September 30, 1998, a copy of which is attached as Exhibit 3.8.  On approximately April 19, 1999,
        Southern Financial filed an assumption agreement and assumption certificates with TDI for review and approval to assume
        Statesman's individual life policies.  That assumption agreement and assumption certificates have been approved by TDI before execution of this Liquidation Plan.
3.9     Major Medical Policies Assumed by Participating
        Guaranty Associations.  Effective as of the Closing Date, the
        Major Medical Policies will be directly assumed by each
        Participating Guaranty Association responsible for such policies in accordance with the enabling act of each Participating
        Guaranty Association.  The Major Medical Policies will be
        administered directly by each Participating Guaranty Association and/or pursuant to an administrative services agreement entered into by the Participating Guaranty Association.  The
        Participating Guaranty Associations may attempt to transfer the
        Major Medical policies to a different insurance company.  The
        Receiver agrees to seek approval for and make Early Access Distributions in conjunction with the coverage provided by the Participating Guaranty Associations with respect to the Major
        Medical policies.  Participating Guaranty Association payments made for administrative services related to the Major Medical policies constitute Class 1 claims and Participating Guaranty Association payments for benefits under the Major Medical policies constitute Class 2 claims.
3.10    Uncovered Claims.    Based on all the evidence
        available as of the date of this Liquidation Plan, no Party is aware of any insurance benefits owed by Statesman to policy owners, contract owners or beneficiaries which are not covered by the Affected Associations. In the event that there are Statesman liabilities or obligations which are not Covered Obligations,
        Texas Imperial, American Capitol, or the Participating Guaranty Association with knowledge of such uncovered obligation shall advise the Receiver. Any such claim shall be transferred to the Receiver for handling under TEX. INS. CODE ANN. Art. 21.28 Sec. 3.
        If the Receiver determines that such claim should be paid prior to the final calculation of the Enhancement, the Participating Guaranty Associations consent to a pro rata distribution on such claim based upon an estimate of the final payment for Class 1 and Class 2 creditor claims.
4       TRANSFER AND ASSUMPTION OF STATESMAN POLICY LIABILITIES
4.1     Statesman Policy Liabilities Assumed and Reinsured.  As
        part of this Liquidation Plan, American Capitol, Texas
        Imperial, NOLHGA and the Participating Guaranty
        Associations have entered into Assumption Agreements
        through which the Participating Guaranty Associations
        will provide continuing coverage for covered Statesman
        policyholders of Medicare Supplement Issue Age, Medicare
        Supplement Attained Age policies, Hospital Indemnity
        policies and Companion Life policies.  The American
        Capitol Assumption Agreement is attached as Exhibit 4.1-
        A and the terms and provisions of the American Capitol
        Assumption Agreement are incorporated as if set forth
        herein.  The Texas Imperial Assumption Agreement is
        attached as Exhibit 4.1-B and the terms and provisions
        of the Texas Imperial Assumption Agreement are
        incorporated as if set forth herein.
4.1.1   Medicare Supplement Attained Age.  Pursuant to the
        American Capitol Assumption Agreement, on the Closing Date,
        American Capitol will assume and reinsure the Medicare Supplement Attained Age policies.
4.1.2   Hospital Indemnity.  Pursuant to the American Capitol
        Assumption Agreement, on the Closing Date, American Capitol will assume and reinsure the Hospital Indemnity policies.
4.1.3   Companion Life.  Pursuant to the American
        Capitol Assumption Agreement, on the Closing Date, American
        Capitol will assume and reinsure the Companion Life policies.
        All of the Included Treaties which pertain or apply to the
        Companion Life policies are identified on Exhibit III.F. to the American Capitol Assumption Agreement. All such Included
        Treaties shall be transferred to American Capitol on the Closing
        Date, subject to the reinsurer's acceptance of the transfer, and may be terminated thereafter at the election of American Capitol.
        The Parties hereto shall use commercially reasonable efforts to ensure that all such Included Treaties shall be amended,
        adjusted, assigned or novated on terms and conditions
        satisfactory to American Capitol on or before the Closing Date.
4.1.4   Medicare Supplement Issue Age.  Pursuant to the Texas
        Imperial Assumption Agreement, on the Closing Date, Texas
        Imperial will assume and reinsure the Medicare Supplement Issue
        Age policies.
4.2     Funding for the Policy Liabilities.  In addition to assuming and reinsuring the Statesman policy liabilities from the
        Participating Guaranty Associations, the Assuming Insurer, either American Capitol or Texas Imperial, will receive assets from the Participating Guaranty Associations related to the Medicare
        Supplement Issue Age, the Hospital Indemnity, the Companion Life
        and the Medicare Supplement Attained Age policies as set forth in the Assumption Agreements.
4.2.1   Formula and Calculations.  The calculations to
        determine the funding amounts are set forth in detail in the Assumption Agreements.
4.2.2   Participating Guaranty Association Funding.
4.2.2.1     The Association Liability will be funded by a
            combination of cash and/or Association Note from each Participating Guaranty Association in the amounts specified in the American Capitol Assumption Agreement and the Texas Imperial Assumption Agreement. The principal of the Association Note will accrue interest at the rate of 5.3% percent per annum. A form of the Association Note is attached as Exhibit 4.2.2. At the Closing, each Participating Guaranty Association shall transfer an Association Note and/or cash to fund the Association
            Liability. At Closing, the Participating Guaranty Associations will transfer cash which, in the aggregate, will total a payment of $2,287,225 to the Assuming Insurers. The cash payments at Closing by the Participating Guaranty Associations shall be used first by the Assuming Insurers to pay the claims backlog existing on the Closing Date. Within ninety (90) days after the Closing Date, the Participating Guaranty Associations will pay, in the aggregate and in addition to the $2,287,225, a total of
            $4,299,767 to Assuming Insurers which shall reduce their respective Association Notes by a corresponding amount. As of the Plan Termination Date, each Association Note will be paid in full or in part by the applicable Participating Guaranty Association, subject to any adjustment for the Enhancement, and in accordance with the terms and provisions of the Association Note. Each Association Note shall be deemed an admissible asset on the books of the Assuming Insurer, whether American Capitol or Texas Imperial. The parties acknowledge that the Association Notes comply with the respective Guaranty Association enabling acts and all applicable NAIC guidelines. However, in the event an Association Note is determined not to be an admissible asset, the parties will negotiate and enter into an amendment curing such defect in good faith.
4.2.2.2 The Association Liability specified in the Assumption Agreements shall constitute the maximum amount of funding provided by the Participating Guaranty Associations with respect to the Covered Obligations. In no event shall the liability of the Participating Guaranty Associations exceed the amount of the Association Liability as calculated in each Assumption Agreement, except to the extent contemplated in the Accounting Procedures and the accounting and audit process set forth in Section VI of each Assumption Agreement. The Parties agree and by order approving this Liquidation Plan the Court orders that the provisions of this Liquidation Plan fully satisfy each Participating Guaranty Association's liabilities associated with Covered Obligations.
4.2.3   Enhancement from Assuming Insurer.
4.2.3.1     As set forth in the Assumption Agreements, American
            Capitol and Texas Imperial will contribute an Enhancement to each Participating Guaranty Association calculated in the manner set forth in Exhibit IV.B. of each Assumption Agreement. In calculating the Enhancement, the Medicare Supplement Attained Age and the Medicare Supplement Issue Age will be pooled along with the Medicare Supplement Pre-Standard policies subject to the Coinsurance Agreement.
4.2.3.2     To the extent a Participating Guaranty Association has
            not paid in cash the full amount of the Association Liability as of the Plan Termination Date, the Enhancement shall operate as a reduction in the remaining balance of the Association Liability. To the extent the Participating Guaranty Association has fully funded in cash the Association Liability, American Capitol and/or Texas Imperial shall make a cash payment in the amount of the Enhancement to the Participating Guaranty Association as a
            refund.
4.2.3.3     The opportunity for financial gain after
            liquidation (except to the extent the Enhancement reduces the Association Liability), and the exposure for financial loss lie solely with the Assuming Insurer - either Texas Imperial or American Capitol, with respect to all Assumed Policies.
4.3     Insolvency of Assuming Insurer
4.3.1   Texas Imperial.  In the event of the insolvency of
        Texas Imperial prior to the Plan Termination Date, American
        Capitol shall guarantee and assume all of Texas Imperial's policyholder liabilities with respect to the Medicare Supplement
        Issue Age policies.  In the event of Texas Imperial's insolvency, any Association Notes issued to Texas Imperial will become void and the applicable Participating Guaranty Associations shall deliver equivalent replacement Association Notes (adjusted for prior payments and interest) to American Capitol upon American Capitol's assumption of the policies.
4.3.2   American Capitol.  In the event of the insolvency of
        American Capitol prior to the Plan Termination Date, the
        obligations of the Participating Guaranty Associations under any Association Notes issued to American Capitol are canceled and void.  In the event of such insolvency resulting in the
        cancellation of the Association Notes, the Association Notes and
        their corresponding policyholder liabilities shall be returned to the appropriate Participating Guaranty Association and shall be the sole responsibility of that Participating Guaranty
        Association.
4.4     Receiver Cooperation in Assumption of Assumed Policies.
4.4.1   Except as otherwise provided in this Liquidation
        Plan, the Receiver transfers, cedes and assigns to the Assuming Insurers as of the Closing Date the Receiver's rights, privileges and prerogatives under the Assumed Policies, if any.  The
        Assuming Insurers shall accept and assume the Assumed Policies subject to all defenses, set-offs and counterclaims to which the Receiver would be entitled with respect to such Assumed Policies.
        It is expressly understood and agreed by the parties that no such defenses, set-offs or counterclaims are waived by the execution of this Liquidation Plan or by the consummation of any related transactions, and that on the Closing Date, the Assuming Insurers shall be fully subrogated to all such defenses, set-offs and counterclaims (all of which defenses, set-offs and counterclaims may also be asserted by the Receiver with respect to any claims asserted against the Receiver).
4.4.2   Notwithstanding anything to the contrary in this
        Liquidation Plan: (a) the Receiver retains all rights and
        interests of Statesman policyholders, in equity or at law based on violations of common law, tort law, contract law, statutory law or other law, to which the Participating Guaranty Association is not subrogated under its enabling statute or otherwise; (b)
        the Receiver retains all privileges, prerogatives, defenses, set-
        offs and counterclaims to the extent they relate to any other obligations of the Receiver; and (c) the Assuming Insurer shall have no claim under the Assumed Policies against the Receiver, the Statesman Estate or any Participating Guaranty Association
        except as set forth in the Assumption Agreements.
4.4.3   The Receiver agrees to execute all documents
        or instruments as may be necessary to ensure that Assuming
        Insurer receives, possesses and owns all moneys, checks, drafts, money orders, postal notes and other instruments to which the
        Assuming Insurers are entitled under the Assumption Agreements related to the Assumed Policies after the Closing Date, including endorsements so that Assuming Insurer's name shall be recognized and accepted.  The Receiver agrees that it will transfer and deliver to Assuming Insurer any cash or other property that
        Receiver may receive with respect to such receivable or other items.
4.4.4   The Receiver agrees to transfer, assign, deliver and
        convey to the Assuming Insurers, subject to the terms set forth in this Liquidation Plan, all files and records related to the
        Assumed Policies in the Receiver's possession or under the
        Receiver's control. The Assuming Insurer's agree that after such delivery, the Receiver shall be entitled, at any reasonable time and at the Receiver's expense, to inspect, audit and copy any and all such records and files of the Assuming Insurers and all other records and files of the Assuming Insurers related to the Assumed Policies. The Receiver makes no warranty or representation that the books and records of Statesman which may be transferred are either accurate or complete.  Any and all correspondence,
        premiums, records or documents coming into the possession of the Receiver after the Closing Date directly pertaining to any
        Assumed Policy shall be promptly delivered to the Assuming
        Insurer by the Receiver, without charge to the Assuming Insurer.
4.5     Assuming Insurer Licensing.  American Capitol will
        use commercially reasonable efforts to become licensed in all states where Statesman is licensed and where policyholders of
        American Capitol Assumed Policies reside.  Texas Imperial will use commercially reasonable efforts to become licensed in all states where Statesman was licensed and where Medicare Supplement Issue Age policyholders reside. The Participating Guaranty Associations will cooperate in those licensing efforts. In the event that Texas Imperial is unsuccessful in obtaining such licensure, Texas Imperial will use commercially reasonable efforts, with the cooperation of the Participating Guaranty Associations, to obtain approval from each respective state's insurance department to assume the Medicare Supplement Issue Age policies without the requirement of licensure in such state. If
        Texas Imperial has not obtained such licensure or permission to assume such policies, all such Medicare Supplement Issue Age policies shall be guaranteed or one-hundred percent coinsured directly by American Capitol.
4.6     Policy Form Approval and the Writing of New Business.
        American Capitol will use commercially reasonable efforts to acquire approval from the TDI and all other applicable
        jurisdictions for American Capitol Medicare supplement policy forms.  The Participating Guaranty Associations will cooperate in this effort.  American Capitol and Texas Imperial will cause
        Statesman to cease writing new business at the earliest
        opportunity prior to the Closing Date; and American Capitol has advised that Statesman ceased writing new business on May 7,
        1999.  In no case shall Statesman write new business after the
        Closing Date.
4.7     Closing of Liquidation Plan and Assumption Agreements.
4.7.1   The Liquidation Plan and the Assumption Agreements will
        close on the Closing Date. At the Closing, each Participating Guaranty Association shall transfer cash and/or an Association
        Note to fund the Association Liability.
4.7.2   Court approval of the Liquidation Plan is a
        condition precedent to Closing and, in the absence of a Court order approving this Liquidation Plan, this Liquidation Plan will be void and unenforceable.  In the event of an appeal of the order approving this Liquidation Plan or the Permanent Injunction or other legal challenge to this Liquidation Plan's
        enforceability after Closing, the Parties agree to cooperate in good faith to develop a plan and agreement to "unwind" the transactions in this Liquidation Plan which would return each
        Party (other than Statesman) to the status quo, to the extent possible, in the event the appeal or other legal challenge were successful.
4.7.3   As a condition precedent to Closing, all written
        representations, recitals and affirmations made by any Party in the Liquidation Plan shall be true and correct in all material respects as of the Closing Date as if made at the Closing, except for changes in the usual and ordinary course of business that, individually or in the aggregate, do not affect materially the financial condition, business or prospects of the Party that made the representation that has changed or would not have a material adverse effect on such party's ability to perform its obligations under this Liquidation Plan. No Party may avoid its obligations under this Agreement by asserting that its own representations are not true and correct in all material respects as of the
        Closing Date.
4.8     Assuming Insurer Third Party Claims.  American
        Capitol and Texas Imperial will take all steps necessary to assert claims which in their sole discretion have a good faith basis with a probable successful outcome (taking into account costs and uncertainties involved in litigation), triggering potential insurance coverage, including director and officer liability coverage and errors and omissions coverage with respect to those persons and entities who may be responsible for
        financial loss incurred by American Capitol or Texas Imperial. Recovery from any such claims shall be first used to reduce the principal and interest due under Association Notes or to return cash to the Participating Guaranty Associations up to the amount of their Association Liability, at the discretion of each Participating Guaranty Association.
4.9     Notice of Change of Control.  If, prior to the Plan
        Termination Date an anticipated change of control in an Assuming Insurer is applied for or if an assumption reinsurance agreement or coinsurance agreement or other reinsurance agreement is entered into by Assuming Insurer with respect to the Assumed
        Policies, the Assuming Insurer shall provide notice to all other Parties of the requested change of control or reinsurance transaction, including but not limited to copies of any "Form A"
        filings.   The reinsurance agreements and the change of control
        including any reinsurance agreements shall be subject to the approval of the TDI.

5       LIABILITIES AND INDEMNITIES
5.1 Claims Processing After the Closing Date. From and after the Closing Date, the Assuming Insurers shall be liable for all obligations and payments related to Assumed Policies and for processing and paying all claims that are outstanding and unpaid and incurred under the Assumed Policies.
5.2 Notice. The Receiver, NOLHGA, each Participating Guaranty Association and the Assuming Insurers will notify the other parties hereto promptly of any suit or claim brought against it with respect to any Assumed Policy; except no notice from Assuming Insurers shall be required with respect to any suit or claim that is a routine claims handling dispute in the ordinary course of business.
5.3     Assuming Insurers Action After the Closing Date.  The
        Assuming Insurers agree to save, defend, indemnify and hold NOLHGA and each Participating Guaranty Association completely free and harmless from any and all suits or claims arising out of any action or omission of Assuming Insurer, taken with respect to one or more Assumed Policies on or after the Closing Date, regardless of whether the action or omission complained of is attributable to Assuming Insurer alone or jointly with NOLHGA and/or a Participating Guaranty Association. Where the suit concerns or involves acts or decisions of the Participating Guaranty Association, the applicable Participating Guaranty Association will cooperate with Assuming Insurer in its defense of such suit, and Assuming Insurer will notify the Participating Guaranty Association before any settlement thereof. The payment of all judgments and settlement agreements resulting from such suit shall be the sole responsibility of Assuming Insurer.
5.4 Form A Recission. The Assuming Insurers release and hold harmless the Commissioner, Receiver and TDI with respect to the denial of all petitions and efforts by the Assuming Insurers to rescind the Form A and related transactions, including but not limited to the Coinsurance Agreement and any attempt to rescind or re-characterize in any manner the $800,000 surplus debenture transaction whereby Texas Imperial invested $800,000 into Statesman. Furthermore, each Assuming Insurer, on its behalf and on behalf of its agents, affiliates, subsidiaries, successors, and assigns, waives any and all actions that now exist or may arise, and any and all claims against TDI, the Commissioner, the Receiver and their appointed designees, as a result of the Commissioner's denial of all requests to rescind the Form A and related transactions.
5.5     Administration of Assumed Policies.  NOLHGA, the
        Participating Guaranty Associations and the Assuming Insurers shall not bear liability for any damages awarded to any claimant solely because of the acts or decisions of Statesman in administering any Assumed Policy. NOLHGA and the Participating Guaranty Associations shall not bear liability for any damages awarded to any claimant solely because of the acts or decisions of Assuming Insurers in administering any Assumed Policy. The Assuming Insurers indemnify and hold harmless NOLHGA and the Participating Guaranty Associations from any liability associated with administering any Assumed Policy after the Closing Date.
5.6 Extra-Contractual Damages. Notwithstanding paragraphs 5.1 through 5.5, if any suit seeks consequential damages, tort damages, punitive damages or attorneys fees or costs (referred to as "extra-contractual damages") based upon alleged acts or decisions of NOLHGA, the Participating Guaranty Association, and/or the Assuming Insurer, then NOLHGA, the Participating Guaranty Association, and/or the Assuming Insurer may retain its own counsel and participate in and control the defense or settlement of its own acts or decisions.
5.7     Covered Obligations.  Each Participating Guaranty
        Association will undertake at its expense the defense of any suit, whenever filed, which is based or alleged to be based on any Covered Obligation of such Participating Guaranty Association and any decision or act solely of such Participating Guaranty Association regarding coverage or level of benefits. The Participating Guaranty Association will make any and all decisions regarding management of the defense and settlement of any such suit. The payment of all judgments and settlement agreements resulting from such suit shall be the sole responsibility of the Participating Guaranty Association to the extent they actually relate to decisions or acts of the Participating Guaranty Association prior to the Closing Date.
5.8 Party Conduct. Each Participating Guaranty Association agrees to indemnify and hold Assuming Insurer and the Receiver harmless against any and all loss, liability and expense, including reasonable attorney's fees and court costs, which result from negligent, dishonest, malicious, fraudulent or criminal acts, by the Participating Guaranty Association, its employees or agents. Assuming Insurer agrees to indemnify and hold each Participating Guaranty Association and the Receiver harmless against any and all loss, liability and expense, including reasonable attorney's fees and court costs, which results from negligent, dishonest, malicious, fraudulent or criminal acts, by Assuming Insurer, its employees or agents.
5.9 NOLHGA. No liability in damages, or for indemnity or contribution to any party to this Liquidation Plan shall arise under this Liquidation Plan against NOLHGA for its negligent acts. Each Participating Guaranty Association, on a pro rata basis allocated based on its share of Covered Obligations, agrees to indemnify and hold NOLHGA harmless against any and all loss, liability and expense, including attorney's fees, which arise in connection with its Covered Obligations for any negligent acts of NOLHGA.
5.10    Claims Preserved.  Consistent with this Liquidation
        Plan, the Commissioner, the Receiver, NOLHGA, the Participating Guaranty Associations, American Capitol and Texas Imperial preserve any and all claims against Statesman and the Statesman Estate, including claims as creditors in the Receivership Proceedings. With respect to the statements of Texas Imperial and American Capitol personnel as addressed in Section 1.5 of the Liquidation Plan, NOLHGA and the Participating Guaranty Associations have made no investigation or due diligence review of this matter or the accuracy of the statements by representatives of Texas Imperial and American Capitol to the TDI, and NOLHGA and the Participating Guaranty Associations make no representation or acknowledgment related thereto. Section 1.5 of this Liquidation Plan shall not operate as a waiver or limitation of any rights or claims with respect to NOLHGA, the Participating Guaranty Associations and the TDI.

6       REPRESENTATIONS
        In addition to the representations and warranties elsewhere in this Agreement, the Parties make the following representations and warranties:
6.1 Participating Guaranty Association Representations. Each Participating Guaranty Association represents as follows:
6.1.1 That it has the statutory authority to participate in this Liquidation Plan and has taken all actions necessary under its governing law to do so.
6.1.2   Each Participating Guaranty Association
        acknowledges and affirms: (1) that it is obligated, pursuant to TEX. INS. CODE ANN. Art. 21.28 Sec. 7A(a) and its agreements with the Receiver pursuant hereto to return to the Statesman Estate, upon request and approval by the Court, such Early Access Distributions, together with income on assets previously disbursed, as may be required to pay Class 1 claimants and any federal claimants asserting priority claims under the Priority Statute; and (2) that it is obligated to make a full report to the Receiver, as requested by the Receiver, but no more frequently than quarterly, accounting for the Early Access Distributions, all disbursements made therefrom, any interest earned by the Participating Guaranty Association on such Early Access Distributions and any other matter as the Court may direct.
6.2 NOLHGA's Representations. NOLHGA may not bind the Affected Associations to the provisions of this Liquidation Plan and executes this Liquidation Plan only in the capacity of coordinating the joint efforts of the Affected Associations. Before an Affected Association is bound by this Liquidation Plan, NOLHGA's Members Participation Council must approve this Liquidation Plan and each Affected Association must affirmatively opt in to such Liquidation Plan or pursuant to rules established in the NOLHGA governing documents, not opt out of this Liquidation Plan after the passage of appropriate time periods found within such governing documents. NOLHGA shall submit this Liquidation Plan to its Members Participation Council for approval, and assuming such approval, shall initiate the opt-in, opt-out process for Affected Associations in accordance with its governing documents.
6.3     Assuming Insurers' Representations.  American Capitol and
        Texas Imperial, as Assuming Insurers, each represents as follows:
6.3.1 Corporate Existence. Each Assuming Insurer represents that it is a corporation duly organized as a stock life insurance company, validly existing and in good standing under the laws of the State of Texas, with power and authority to conduct the business in which it is engaged, and has complete and unrestricted power to enter into and consummate this Liquidation Plan.
6.3.2   Authority.  The signatory for each Assuming
        Insurer below is authorized to execute this Liquidation Plan on behalf of Assuming Insurer and bind Assuming Insurer to the terms and conditions of this Liquidation Plan.
6.3.3 Solvency. Assuming Insurer represents it is a solvent company not under any administrative or judicial supervision or limitation on its operations by any court or insurance supervisory official in any state. Assuming Insurer further represents that no material adverse change in its financial condition has occurred since its 1998 Annual Statement and reasonably believes no material adverse change as aforesaid is forthcoming, except to the extent caused by this Liquidation Plan.
6.3.4 Fees. Assuming Insurer agrees that it has the sole responsibility to pay any finder or other fees, due or claimed to be due, to any party engaged by Assuming Insurer which provided services for or assistance to Assuming Insurer as a part of the assumption of the Assumed Policies. Assuming Insurer agrees to hold harmless NOLHGA, the Receiver and any applicable Participating Guaranty Association from the payment of any finder or other fees, due or claimed to be due, to any party engaged by Assuming Insurer because of Assuming Insurer's assumption of the Assumed Policies.
6.4     Receiver's and Commissioner's Representations and
        Duties. The Receiver and the Commissioner will cooperate with Assuming Insurer and the Participating Guaranty Associations in providing any ad hoc reporting and any other special reports required to effectuate the terms of this Liquidation Plan. Neither the Receiver nor the Commissioner has taken any action that would impose on any other Party hereto liability for payment of any broker, finder or similar fee in connection with the origin, negotiation, execution or performance of this Liquidation Plan.

7       RESERVES
7.1 American Capitol and Texas Imperial shall each maintain minimum capital and surplus and unearned premium, health and other reserves consistent with the laws of all jurisdictions having regulatory authority over said companies with respect to the Assumed Policies.

8       JURISDICTION AND ACCOUNTING PROCEDURE
8.1 This Liquidation Plan shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereunder; except that the Covered Obligations of each Participating Guaranty Association shall be determined in accordance with the laws of the state in which the Participating Guaranty Association was created and, in particular, with regard to the enabling act creating such Participating Guaranty Association and any such issues shall be raised only in the state courts where such Participating Guaranty Association is located. Each Participating Guaranty Association reserves the right to challenge the venue and forum of the Court to the extent that an issue related to the interpretation of the Participating Guaranty Association's enabling act is the subject of the proceeding.
8.2     Except for disputes addressed by the Accounting
        Procedure set forth in Section 8.3 and to the extent otherwise set forth in Section 8.1, the Parties hereby consent to the exclusive jurisdiction of the Court to resolve any and all disputes as amongst the parties which arise out of or relate, directly or indirectly, to the Liquidation Plan, the Assumption Agreements or the transactions contemplated hereby. The parties further agree that service of process shall be effective if sent by certified or registered mail, return receipt requested, to the addresses as shown in Article 9 of this Liquidation Plan.
8.3     Any dispute between or among the Parties related to
        calculations contemplated by this Liquidation Plan and any related exhibits, including but not limited to the final accounting and audits contemplated in Article VI of each Assumption Agreement, shall be resolved by means of this Accounting Procedure:
8.3.1   The Parties involved in the dispute shall each retain
        one nationally recognized actuarial consulting firm or nationally recognized independent certified public accounting firm, as appropriate, which will perform the required calculations in the manner required by the Liquidation Plan as expeditiously as possible and issue their respective reports to the parties. If the variation between the reports of the firms is less than five percent (5%) of the smallest amount, the results of the calculations shall be averaged, with the result deemed to be a final and determinative calculation of the amount at issue. If the reports differ by five percent (5%) or more of the smallest amount, the firms shall choose another firm which shall perform the calculations and issue a report to the parties. Thereafter, the two (2) calculations that are the closest shall be averaged, with the result deemed to be a final and determinative calculation of the amount at issue. Each Party shall be responsible for the payment of the fees and expenses of the actuaries and accountants retained by them to conduct the Accounting Procedure. The fees and expenses of the additional firm, if any, shall be shared equally by the parties.
9       NOTICE
9.1 Any notice required or permitted to be given hereunder shall be deemed to be given if delivered by hand or if mailed by first class or certified mail, postage prepaid, or by postal or a commercial express document delivery service which issues an individual delivery receipt, to the following address:
9.1.1   If to American Capitol to:
               President
               American Capitol Insurance Company
               10555 Richmond Ave.
               Houston, Texas 77043
               Fax: (713) 953-7920

9.1.2   If to Texas Imperial to:
               President
               Texas Imperial Life Insurance Company
               10555 Richmond Ave.
               Houston, Texas 77043
               Fax: (713) 953-7920

9.1.3   If to Statesman to:
               Receiver
               c/o James Kennedy
               Mail Code 110-1A
               Texas Department of Insurance
               333 Guadalupe Street, P.O. Box 149104
               Austin, TX  78714-9101
               Fax: (512) 475-1843

9.1.4   If to the Commissioner, the Receiver and/or the TDI to:
               Jose Montemayor
               Commissioner of Insurance
               Texas Department of Insurance
               333 Guadalupe Street, P.O. Box 149104
               Austin, TX  78714-9101
               Fax: (512) 475-1843

9.1.5   If to NOLHGA, to:

              NOLHGA
              Attention: President
              13873 Park Center Road, Suite 329
              Herndon, VA 20171- 3223
              FAX: (703) 481-5209

              with a copy to:

              Franklin D. O'Loughlin, Esq.
              Rothgerber Johnson & Lyons LLP
              1200 17th Street, Suite 3000
              Denver, CO 80202
              FAX: (303) 623-9222

9.2 If to a Participating Guaranty Association, to the person and address on Exhibit 3.4.
9.3 Each Party shall be responsible for notifying, in writing, the others promptly of any change in addressee or address.

10   GENERAL PROVISIONS
10.1    Claims Operations.  American Capitol and Texas Imperial
        shall administer the Assumed Policies in accordance with
        the performance measures as set forth in Exhibit 10.1.
        The policy administration of American Capitol and Texas
        Imperial are subject to financial penalties in the event
        of non-compliance as set forth in Exhibit 10.1.
        American Capitol and Texas Imperial agree to become
        compliant with Texas law concerning claims processing
        and payment with respect to the current backlog of
        Statesman claims within one hundred twenty (120) days
        after the Closing Date.
10.2 Assuming Insurer Shareholder Distributions. Until the Plan Termination Date, American Capitol and Texas Imperial may not pay shareholder dividends, may not make payments on surplus debentures, and must not enter into management contracts, raise salaries, bonuses or other compensation of directors, officers, management and employees outside the ordinary course of business with the exception of payments on American Capitol's surplus debenture in the amount of $62,500 plus interest per quarter for payment on the bank loan used to finance the purchase of the American Capitol surplus debenture and dividends to fund preferred stock dividends by Acap Corporation (the holding company of American Capitol) based on historical payments of approximately $50,000 per quarter and to fund Acap Corporation's business expenses incurred in the ordinary course of business in the amount of approximately $12,500 per quarter.
10.3    Software Transfer to American Capitol. The Parties agree to and ratify the assignment and transfer of the LifePro licensure, the Macola license, and the "COPS" claims system heretofore made by Statesman to American Capitol, and acknowledge that such transfer was made for valuable consideration, the same being an integral part of the other transactions and agreements contained herein. American Capitol agrees to provide free and unrestricted access to and use of the above mentioned software systems to NOLHGA, the Participating Guaranty Associations and the Receiver and his appointed designees to the extent needed to carry out their respective duties and obligations during the pendency of the Receivership proceedings.
10.4    Use of Statesman Facilities Post-Closing.   The Parties
        acknowledge that American Capitol will need to take over essentially all of the policy administration operations of Statesman immediately following Closing, that American Capitol will need approximately two months following Closing to prepare to re-locate Statesman's employees and related policy administration operations to American Capitol's offices, and that, accordingly, American Capitol will be permitted to carry on said operations at Statesman's offices during such time subject to the terms of the Permanent Injunction. Statesman, American Capitol, and the Receiver will cooperate during such transition period, and American Capitol will pay its share of any direct costs incurred as a result of having a continuing presence at Statesman's offices.
10.5 Continuation Statesman Bank Accounts. The Parties agree that to facilitate the implementation of this Liquidation Plan and the American Capitol and Texas Imperial Assumption
        Agreements, the Receiver shall designate certain Statesman bank accounts to remain open from the date of the Permanent Injunction until the Closing and funding pursuant to paragraph 4.2.2.1 of this Liquidation Plan ("Interim Period"). Such designation shall be for the purpose of allowing all outstanding Statesman checks written from such designated accounts to clear and for the payment of policyholder claims and operating and administrative expenses of the Statesman Estate. During the Interim Period, and at the discretion of the Receiver, the designated accounts may be funded by Statesman monies and Statesman statutory deposits. Any and all bank disbursements for the payment of policyholder claims made during the interim period shall be considered an early access distribution to the respective Participating Guaranty Associations pursuant to TEX. INS. CODE ANN. art. 21.28 Sec.7A. At the expiration of the Interim Period, the Receiver shall also designate particular Statesman bank accounts to be transferred to American Capitol and to Texas Imperial for the purpose of continuing the processing of the business being assumed pursuant to the American Capitol and Texas Imperial Assumption Agreements. Upon such transfer, the Receiver shall withdraw all funds belonging to the Statesman Estate and any statutory deposit funds from the bank accounts to be transferred to American Capitol and Texas Imperial. Thereafter pursuant to the terms of this Liquidation Plan, American Capitol and Texas Imperial will be solely responsible for the funding and processing of the business assumed under their respective assumption agreements. After Closing, American Capitol will reimburse the Receiver for all claims paid in the Interim Period, subject to any accounting for the premiums and costs associated with premiums after June 1, 1999.
10.6 Settlement of Intercompany Transactions. The Parties acknowledge that all intercompany debts, obligations and other transactions among American Capitol, Texas Imperial and Statesman have been paid and fully settled as of the Permanent Injunction and consent to such payment and settlement in the manner set forth in Exhibit 10.6. The Parties further acknowledge that Statesman shall pay American Capitol an amount equal to all Statesman employee wages (including all related taxes, employee insurance benefits, and 401K contributions, matching fees, and salary deductions) that have accrued from June 1, 1999, to the date of the Permanent Injunction. American Capitol hereby agrees to pay such amount to the Statesman employees to satisfy and discharge Statesman's obligations to its employees for the same.
10.7    No Third Party Beneficiaries.  Nothing in this Liquidation
        Plan is intended or shall be construed to give any person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Liquidation Plan or any provision contained herein.
10.8    Entire Agreement.  This Liquidation Plan (including the
        Assumption Agreements and all other exhibits) constitutes the entire agreement and merges and supersedes all prior agreements, term sheets, understandings, and negotiations, both written and oral, among the Parties with respect to the subject matter of this Liquidation Plan.
10.9 Amendment. This Liquidation Plan may be amended or modified only by a writing executed by all the Parties in any way affected by the amendment or modification, and to the extent required by NOLHGA's Articles of Association and By-Laws, by the Participating Guaranty Association(s). It is agreed that, notwithstanding the submission of this Liquidation Plan for approval by the Court, the Parties may, subject to mutual agreement, amend this Liquidation Plan without further approval by the Court if such amendments do not result in a material adverse economic change to Statesman policyholders.
10.10 Counterparts. This Liquidation Plan may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.11 Exhibits. All exhibits are hereby incorporated by reference into this Liquidation Plan as if they were set forth at length in the text of this Liquidation Plan.
10.12 Recitals. The Recitals to this Liquidation Plan are hereby incorporated by reference into this Liquidation Plan as if they were set forth at length in the text of this Agreement.
10.13 Cooperation. The Parties agree that they will from time to time, upon the request of any other Party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as another Party may reasonably require in order to carry out effectively the purposes of this Liquidation Plan.
10.14 Statutory Obligations. Except as expressly stated herein, nothing in this Liquidation Plan shall be deemed to limit, expand, enlarge, or otherwise modify any Participating Guaranty Association's statutory obligations, or to expand or enlarge any person's interest in or to the assets of Statesman, or to waive any defenses which any Participating Guaranty Association may now or in the future have. Nothing in this Agreement shall be deemed to limit, expand, enlarge or otherwise modify the Receiver's statutory obligations pursuant to the Texas Insurance Code Annotated or to waive any defenses which the Receiver or Commissioner may have now or in the future.
10.15   Severability.  If any term or provision of this Liquidation
        Plan or the application thereof to any person or circumstance shall, to any extent, be declared invalid or unenforceable by the Court or other court of competent jurisdiction, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the Parties.
10.16 Express Terms. This Liquidation Plan shall be construed in accordance with its express and not its implied terms. Captions, paragraph and section headings appearing in this Liquidation Plan shall be used only for convenience in identifying the material terms and provisions of the Liquidation Plan and shall not be construed to express any other intent.
10.17   Continued Support.  The Receiver shall assist the
        Assuming Insurer in the orderly transfer of the business associated with the Assumption Agreements until the Plan Termination Date.
10.18 Confidentiality. All non-public books, records, data and information (collectively, the "Non-Public Information") furnished by one party to another in connection with the transactions contemplated by this Liquidation Plan shall remain and be deemed to be the exclusive property of the party furnishing the Non-Public Information unless and until the Closing occurs on the Closing Date and shall be held in the strictest of confidence by the other Parties to the extent such information is not publicly available (other than Non-Public Information which has been published or made publicly available by unauthorized disclosure of a party) and shall not be used by such other Parties for any purpose other than consideration of the transactions contemplated by this Liquidation Plan and for obtaining governmental consents and approvals for such transactions. In the event that the transactions contemplated by this Liquidation Plan are not consummated, each party shall return all Non-Public Information in its possession which is deemed to be the exclusive property of any other party, together with all copies thereof, and shall continue to hold such Non-Public Information in strict confidence and not use such Non-Public Information for any purpose whatsoever except as required by law.
10.19 Assignability. No party to this Liquidation Plan may assign, transfer, cede or convey in any manner any rights, duties, liabilities or obligations related to this Agreement without prior written approval of all other Parties to this Liquidation Plan.
10.20 Compromise Agreement. This Liquidation Plan and all negotiations, proceedings and statements made in connection with the negotiations of this Liquidation Plan and/or in support of its approval reflect a compromise of differing views on various matters. It shall be without prejudice to any person or party hereto, shall not be deemed as or construed to be an admission by any party hereto of any act, matter, proposition or merit or lack of merit or any claim or defense, shall not be offered in evidence in any action or proceedings, except in connection with the enforcement of this Liquidation Plan, and shall not constitute a precedent for any purpose whatsoever or be any precedential value as to any person or party hereto.
10.21 No Construction Against Any Party. This Liquidation Plan has been structured, approved and jointly drafted by all of the Parties hereto and, for purposes of interpreting its terms, shall not be construed against any party as the principal draftsman hereof.
        IN WITNESS WHEREOF, this Liquidation Plan has been executed and agreed to on the day and year subscribed.

JOSE MONTEMAYOR, Commissioner of Insurance
Texas Department of Insurance in his capacity as Commissioner and as Receiver of Statesman National
Life Insurance Company

By:  \s\ Gene C. Jamon
     -----------------------------------
Name: Gene C. Jarmon
Title:Temporary Acting Commissioner of Insurance for Jose
      Montemayor, Commissioner of Insurance, Commissioner's
      Order No. 99-0812

AMERICAN CAPITOL INSURANCE COMPANY

By:   \s\ William F. Guest
      ------------------------------------------
Name: William F. Guest
Title:Chairman

TEXAS IMPERIAL LIFE INSURANCE COMPANY

By:   \s\ William F. Guest
      ------------------------------------------
Name: William F. Guest
Title:Chairman

STATESMAN NATIONAL LIFE INSURANCE COMPANY

By:   \s\ William F. Guest
      ------------------------------------------
Name: William F. Guest
Title:Chairman

NATIONAL ORGANIZATION OF LIFE AND HEALTH INSURANCE GUARANTY
      ASSOCIATIONS

By:   \s\ Peter G. Gallanis
      ------------------------------------------
Name: Peter G. Gallanis
Title:President